Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 20, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the business segment reclassifications and the change in accounting for debt issuance costs as discussed in Note 1, to which the date is October 28, 2015 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in DENTSPLY International Inc.’s Report on Form 8-K dated October 28, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Harrisburg, Pennsylvania
October 29, 2015